U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
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                          NOTIFICATION OF LATE FILING            SEC FILE NUMBER
                                                                     0-11485
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                                                                  CUSIP NUMBER
                                                                   004304 20 0
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(Check One):
             [X]Form 10-K and Form 10-KSB [ ]Form 20-F [ ]Form 11-K
                   [ ]Form 10-Q and Form 10-QSB [ ]Form N-SAR

     For Period Ended: July 31, 1999

    [ ] Transition Report on Form 10-K
    [ ] Transition Report on Form 20-F
    [ ] Transition Report on Form 11-K
    [ ] Transition Report on Form 10-Q
    [ ] Transition Report on Form N-SAR

    For the Transition Period Ended:  Not Applicable
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     Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable

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Part I--Registrant Information
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     Full Name of Registrant:                Accelr8 Technology Corporation

     Former Name if Applicable:              Not Applicable

     Address of Principal Executive Office:  303 East 17th Avenue,
                                             Suite 108
                                             Denver, Colorado 80203

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Part II--Rules 12b-25 (b) and (c)
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     If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III--Narrative
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     State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     The Registrant is unable to file its Annual Report on Form 10-KSB for the fiscal year ended July 31, 1999, within the prescribed period because the Registrant and its auditors have been unable to complete the Registrant's audit.

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Part IV--Other Information
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     (1) Name and telephone number of person to contact in regard to this notification

          Henry F. Schlueter, Esq.       (303)                 292-3883
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                  (Name)               (Area Code)       (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  [X] Yes [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [X] Yes [ ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     A reasonable estimate of the Registrant's results of operations cannot be made at this time because the Registrant and its auditors have been unable to complete the Registrant's audit.


                         ACCELR8 TECHNOLOGY CORPORATION
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: October 28, 1999                           By: /s/ Thomas V. Geimer
                                                 ------------------------
                                                 Thomas V. Geimer,
                                                 Chief Executive Officer




INSTRUCTION: The form may be signed by an executive officer of the Registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the Registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the Registrant shall be filed with the form.

October 29, 1999

Thomas Geimer, Chief Executive Officer
Accelr8 Technology Corporation
303 East 17Th Avenue, Suite 108
Denver CO 80203

Dear Mr. Geimer

This is to confirm that Deloitte & Touche LLP is unable to complete the audit of the financial statements of Accelr8 Technology Corporation (the "Company") as of July 31, 1999 and 1998, and for the three years in the period ended July 31, 1999, by October 29, 1999, the statutory due date for the filing, with the Securities and Exchange Commission, of the Company's Annual Report on Form 10-KSB for the year ended July 31, 1999.

Yours truly,


/s/ Deloitte & Touche LLP
Denver, Colorado